UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: March 24, 2005

DOLE FOOD COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-4455 (Commission File Number)	99-0035300 (IRS Employer Identification No.)

One Dole Drive
Westlake Village, California 91362

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (818) 879-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURES
EXHIBIT INDEX
EXHIBIT 99.1

Section 8. Other Events

Item 8.01. Other Events

On March 24, 2005, Dole will be providing certain information concerning Dole’s fiscal year 2004 results to potential lenders under an amended and restated credit agreement for Dole that is under negotiation and that is part of a proposal to refinance some of Dole’s indebtedness. Attached as Exhibit 99.1 is a press release issued by Dole concerning our tender offer to purchase up to $275 million principal amount of our outstanding senior notes, which is a part of the contemplated refinancing. The following information reflects the information that Dole will be providing to the potential lenders. Dole, as a voluntary filer, is not subject to Regulation FD and accordingly this information is filed under Item 8.01.

Selected Financial Results

As discussed in Dole’s Form 10-K for the year ended January 3, 2004 (“Form 10-K”), Dole completed a going-private merger transaction in March 2003. As a result of the going-private merger transaction, Dole’s consolidated financial statements in the Form 10-K present the results of operations, financial position and cash flows prior to the date of the merger transaction as the “Predecessor.” The merger transaction and Dole’s results of operations, financial position and cash flows thereafter are presented as the “Successor.” Predecessor results have not been aggregated with those of the Successor in accordance with accounting principles generally accepted in the U.S., and accordingly Dole’s consolidated financial statements as presented in the Form 10-K do not show results of operations or cash flows for the year ended January 3, 2004. However, in order to facilitate an understanding of Dole’s results in comparison with the year ended January 1, 2005, the results of operations of the Predecessor for the quarter ended March 22, 2003 and the Successor for the three quarters ended January 3, 2004 are presented combined (“Combined”).

		Three Quarters
	Year Ended	Ended	Quarter Ended	Year Ended
	January 1,	January 3,	March 22,	January 3,
	2005	2004	2003	2004
	Successor	Successor	Predecessor	Combined
		(in millions)
Revenues, net	$5,316.2	$3,700.0	$1,073.1	$4,773.1
Operating income	$310.1	$159.5	$88.8	$248.3
Net income	$134.4	$23.1	$60.8	$83.9

Reconciliation of net income to EBIT and EBITDA:

		Three Quarters
	Year Ended	Ended	Quarter Ended	Year Ended
	January 1,	January 3,	March 22,	January 3,
	2005	2004	2003	2004
	Successor	Successor	Predecessor	Combined
		(in millions)
Net income	$134.4	$23.1	$60.8	$83.9
Interest expense	$152.7	$124.5	$19.6	$144.1
Income taxes	$25.5	$6.5	$13.1	$19.6
EBIT	$312.6	$154.1	$93.5	$247.6
Depreciation and amortization	$145.0	$106.8	$25.1	$131.9
EBITDA	$457.6	$260.9	$118.6	$379.5

Dole’s management evaluates and monitors performance for Dole and each of its operating segments primarily through earnings before interest expense and income taxes (“EBIT”). In addition, EBITDA is presented because management believes it is frequently used by securities analysts, investors and others in the evaluation of companies, and because certain debt covenants on Dole’s outstanding debt are tied to EBITDA. EBIT is calculated by adding income taxes and interest expense to net income. EBITDA is calculated by adding income taxes, interest expense and depreciation and amortization to net income. EBIT and EBITDA are not defined under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as a substitute for net income and other consolidated income statement data prepared in accordance with GAAP or as a measure of Dole’s profitability. Additionally, Dole’s computation of EBIT and EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate EBIT and EBITDA in the same fashion. A reconciliation of net income to EBIT and EBITDA is provided in the table above.

Revenues

For the year ended January 1, 2005, revenues increased 11% to $5.3 billion from $4.8 billion in the prior year. The most significant revenue drivers were favorable U.S. dollar exchange rates, primarily versus the euro, Swedish krona and Japanese yen, and the acquisition of Wood Holdings, Inc. in the second quarter of 2004. These factors benefited 2004 revenues by approximately $190 million and $78 million, respectively. Revenues also benefited from higher worldwide sales of fresh fruit, particularly pineapples and deciduous fruit and expanded European ripening and distribution and commercial cargo activity. In addition, there were higher sales of packaged salads and packaged foods products. The increase in revenues was partially offset by one less week in 2004 as a result of a 52-week year in 2004 compared to a 53-week year in 2003. The impact on revenues of this additional week was approximately $73 million in the prior year. Revenues were also impacted by lower banana pricing in North America, lower commodity vegetable sales and the disposal of Fabrica, a Honduran palm oil business, in 2003. Fabrica’s revenues were $18 million in 2003.

EBIT and EBITDA

For the year ended January 1, 2005, EBIT increased to $312.6 million from $247.6 million in 2003. The increase was primarily attributable to the absence of purchase accounting adjustments to inventory of $59.3 million and nonrecurring privatization expenses of $9.1 million, which were incurred in 2003. EBIT also benefited from increased commercial cargo activity and higher pineapple and pistachio earnings. These increases were partially offset by lower banana earnings, lower earnings from fresh vegetables, packaged foods and fresh-cut flowers, and an employee-related restructuring charge in Ecuador of $8.8 million. EBIT was also impacted by higher production costs of $14 million as a result of a weaker U.S. dollar versus many of Dole’s production currencies and $9.7 million of losses on debt denominated in British pounds and intercompany notes denominated in euro and Swedish krona. The unfavorable exchange rate impact on Dole’s production costs was partially offset by favorable exchange rates in Dole’s foreign selling locations, primarily Europe and Japan, which, net of 2004 hedge losses, benefited 2004 EBIT by approximately $19 million. For the full year 2004, EBITDA totaled $457.6 million compared to $379.5 million for 2003. EBITDA increased primarily due to the same factors that impacted EBIT. See the paragraph above, following the table reconciling net income to EBIT and EBITDA, for important information concerning the use of EBIT and EBITDA, which are non-GAAP measures.

Interest Expense

Interest expense in 2004 was $152.7 million compared to $144.1 million in 2003. This increase was a result of additional debt issued for the going-private merger transaction in the second quarter of 2003, as well as the capitalization of vessel lease obligations in the fourth quarter of 2003.

Capital Expenditures

Full year 2004 capital spending was $101.7 million compared to $106.2 million in 2003.

Results of Significant Reporting Segments

	2004	2003
	Successor	Combined
	(in millions)
Revenues from external customers
Fresh fruit	$3,535.7	$3,134.1
Fresh vegetables	887.4	850.6
Packaged foods	691.8	587.2
Fresh-cut flowers	169.8	168.1
Other operating segments	31.5	33.1

	$5,316.2	$4,773.1

	2004	2003
	Successor	Combined
	(in millions)
EBIT
Fresh fruit	$257.9	$235.2
Fresh vegetables	58.6	63.4
Packaged foods	64.2	35.1
Fresh-cut flowers	1.9	0.8
Other operating segments	0.3	0.3

Total operating segments	382.9	334.8
Corporate and other EBIT	(70.3)	(87.2)

Total EBIT	$312.6	$247.6

	2004	2003
	Successor	Combined
	(in millions)
Depreciation and amortization
Fresh fruit	$91.5	$85.3
Fresh vegetables	14.8	16.5
Packaged foods	26.0	16.8
Fresh-cut flowers	5.8	6.0
Other operating segments	0.6	0.6
Corporate and other	6.3	6.7

Total depreciation and amortization	$145.0	$131.9

Selected Balance Sheet Data

	January 1,	January 3,
	2005	2004
	(in millions)
Cash and cash equivalents	$79.2	$33.5
Receivables, net of allowances	$618.0	$560.2
Inventories	$508.9	$409.8
Prepaid expenses	$63.7	$54.6
Total assets	$4,331.6	$3,987.9
Accounts payable	$400.1	$265.7
Accrued liabilities	$447.9	$513.5
Total debt	$1,868.9	$1,851.1
Total liabilities	$3,653.7	$3,531.5
Total shareholders’ equity	$677.9	$456.4

This Form 8-K contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; electrical power supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

(c) Exhibits:

99.1 Press Release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

March 24, 2005	Dole Food Company, Inc.
Registrant

By: /s/ JOSEPH S. TESORIERO

Joseph S. Tesoriero
Vice President and
Chief Financial Officer

By: /s/ YOON J. HUGH

Yoon J. Hugh
Vice President, Corporate Controller and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1*	Press Release.

*	Filed herewith